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                                                  EXHIBIT 4.3

This instrument constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.



                        OPTION AGREEMENT

                  For Option Granted Under the
   ServiceMaster 1994 Non-Employee Directors Share Option Plan


     ServiceMaster Limited Partnership, a Delaware limited partnership (the "Company") and ______________________ (the
"Optionee") hereby agree as follows:

Part 1.  Option Terms

     1.1 Definitions. As used in this Agreement, the following terms have the indicated meanings:

          "Company" means ServiceMaster Limited Partnership, a Delaware limited partnership.
          "Plan" means the ServiceMaster 1994 Non-Employee Directors Share Option Plan as constituted on the Granting Date and, subject to the limitations set forth in Section 12 of the Plan, as amended from time to time thereafter.
          "Shares" means the units of limited partner interest of the Company, or any successor organization to the Company (as more fully set forth in the Plan).
          "Term Sheet" means the document which is referenced to and delivered concurrently with this Agreement and which sets forth certain terms and conditions of the option granted hereunder.

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     1.2  Grant.  (a) The Company hereby grants to the Optionee an option (the "Option") under the Plan which entitles the Optionee to purchase from the Company the Shares which are subject to the Option on the terms and subject to the conditions specified in this Agreement and in the Plan and in the Term Sheet.
     (b) Various terms governing this option, including the Granting Date, the consideration payable for the option, and the exercise price under the option, are set forth in the Term Sheet. The Term Sheet has been signed by the Company and must be signed by the Optionee before the Optionee has any rights under this agreement.
     (c) Upon execution of the Term Sheet, the Optionee shall immediately make a cash payment to the Company in the amount of the Option Acquisition Price as specified in the Term Sheet.
     1.3 Number of Shares Purchasable. Unless and until an adjustment shall be made pursuant to Part 8 of the Plan, the number of Shares which are subject to the Option are the number specified in the Term Sheet.
     1.4 Option Exercise Price. Unless and until an adjustment is made pursuant to Part 8 of the Plan, the price at which the Shares which may be purchased from the Company upon any exercise of this Option shall be the original exercise price specified in the Term Sheet.

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Part 2:  Exercise

     2.1 Time of Exercise. This Option may be exercised in whole or in part and at such time or times as the person entitled to exercise the Option may desire with respect to all Shares then available under this Option, provided, that in no event may the Option be exercised after the expiration date set forth in the Term Sheet or in a manner or to an extent contrary to the provisions of this Agreement or the Plan.
     2.2 Manner of Exercise. (a) The person entitled to exercise this Option may do so by giving the Company a written notice (the "Exercise Notice") which shall --

     (i)   identify the Option;

     (ii) specify the number of Shares with respect to which the Option is then being exercised;

     (iii) state the price at which the shares will be purchased;

     (iv) identify the Exercise Date which shall govern such exercise; and

     (v) state that the person signing the Exercise agrees to purchase the Shares so specified at the price and on the terms established in this Agreement and the Plan;

     (vi) be signed by the person entitled to exercise the Option.

A form of Exercise Notice which will be deemed satisfactory by the Company is attached to this Agreement as Exhibit A.
     2.3 Exercise Date. (a) This Option shall be deemed to have been exercised on the date (the "Exercise Date") on which the Exercise Notice, completed as required by Section 2.2 (or completed in such other form or manner as the Company's Secretary or the Committee shall approve), is delivered to the office of the

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Secretary of the Company or at such other place as may have been designated by the Secretary or the Committee at the time of such exercise as a place to which notices of exercise of options granted under the Plan may be delivered.
     (b) Delivery of the Exercise Notice may be made by personal delivery or by United States mail.
     2.4 Manner of Payment. The price which is payable for the Shares to be purchased upon the exercise of any option granted under this Plan shall be paid to the Company in full and in cash by the Optionee at the time of the delivery of the Exercise Notice.
     2.5 Termination of Option. (a) The Option shall terminate on whichever of the following dates occurs first: (i) the Expiration Date as specified in the Term Sheet or (ii) any other date established under any of the provisions of the Plan as the date after which the option may not be exercised. The applicable date under this Section 2.5(a) is hereinafter referred to as the "Termination Date".
     (b) The Option may not be exercised after its Termination Date. Thus, the Option does not convey any right to purchase any Shares which Optionee (or other holder of the Option) has not agreed to purchase in an Exercise Notice delivered to the Company on or prior to the Termination Date in accordance with the requirements of the preceding sections of this Part 2.

Part 3:  The Plan Terms

     3.1 Plan Terms Control. The Option has been granted under the Plan as constituted at the Granting Date. The terms of the

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Plan as constituted at the Granting Date are incorporated into this
Agreement by reference and shall control the rights and obligations of the Company and the Optionee under this Agreement.
     3.2 Effect of Subsequent Changes in the Plan. No change in the Plan which shall be made after the Granting Date shall adversely affect the rights of the Optionee under this Agreement unless the Optionee shall have agreed in writing to such change.
No change in the Plan after the Granting Date shall inure to the benefit of the Optionee except to the extent expressly permitted by the Committee.
Part 4.  General Provisions
     4.1 Capital Changes. The Committee shall have the right to determine the effect of each Capital Change upon the parties' respective rights and obligations under this Agreement.
     4.2 Securities Law Compliance. The Optionee shall not offer, sell or otherwise dispose of any of the Shares acquired by reason of any exercise of the Option in any manner which would violate the Securities Act of 1933 or any other state or federal law or require the Company to make any fling or take any action to avoid such a violation.
     4.3 Terms Defined in the Plan. Every term which is defined or given a special meaning in the Plan has the same meaning whenever it is used in this Agreement.
     4.4 Binding Agreement. (a) Each party acknowledges that it is intended that the other party may rely on the rights granted by this Agreement and that this Agreement is supported by adequate

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consideration and is binding on each party in accordance with its terms.
     (b) This Agreement shall also be binding upon and inure to the benefit of any successor of the Company.
     4.5 Complete Agreement. This Agreement, the Term Sheet and the Plan together contain the complete agreement of the parties relating to the Option. The rights and obligations of the parties evidenced by this Agreement, the Term Sheet and the Plan supersede any prior understandings, agreements or representations by or between the parties which may have related to such subject matter in any way.
     4.6 Amendments and Waivers. The provisions of this Agreement may be amended, and a person may take any action which is prohibited herein or omit to perform any action required to be performed by such person, only if such amendment, act or omission has been approved in writing by the parties to the Agreement. No course of dealing or any delay in exercising any rights hereunder shall operate as a waive of any rights of any person under this Agreement. A waiver upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.
     4.7 Counterparts. This Agreement and the Term Sheet may be executed in one or more counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
     4.8 Notices. Any notice to the Company required or permitted by the terms of this Agreement shall not be deemed to have been

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given unless is it in writing and shall be deemed to have been given at (but not before) the time it has been delivered in writing to the office of the Secretary of the Company or to such other place as the Company may designate in writing from time to time.
     4.9 Captions. The captions used in this Agreement are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement.
     4.10 Execution. The parties have executed the Term Sheet to evidence their intention to be bound by every provision of this Agreement.
                              -oOo-

                                                              Exhibit A
                     NON-EMPLOYEE DIRECTORS
                          EXERCISE FORM



To:  The Secretary
     ServiceMaster Limited Partnership
     One ServiceMaster Way
     Downers Grove, IL 60515


     Pursuant to the provisions of the Option Agreement which I entered into with ServiceMaster Limited Partnership under the ServiceMaster 1994 Non-Employee Directors Share Option Plan (the "Plan") covering an option to purchase shares of ServiceMaster Limited Partnership which was granted August 1, 1994, I hereby notify you that I wish to exercise such option as follows:

     Number of shares as to which the option
     is being exercised                            ______________

     Exercise price (number of shares times the
     price stated in the option agreement)        $______________

     Exercise date (date of delivery of this notice)______________

In connection with the exercise of my option:

1. I hereby agree to purchase the Shares in the number and at the price as set forth above and on the terms established under the terms of the Plan, the Option Agreement and the regulations adopted by the Option Committee;

2. I represent that I am the person entitled under the option agreement and the Plan to purchase the Shares covered by this notice;

3. I have received the most recent annual report of ServiceMaster Limited Partnership and am familiar with the information contained in that report.



                                 ________________________________
                                        Signature


                                 ________________________________
                                        Printed Name